Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571

Laredo Petroleum Prices Upsized Offering of $1.0 Billion of Senior Notes

TULSA, OK – January 10, 2020 – Laredo Petroleum, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or the “Company”), announced today the pricing of $600 million in aggregate principal amount of 9.50% senior notes due 2025 and $400 million in aggregate principal amount of 10.125% senior notes due 2028 in a registered underwritten offering for a total of $1.0 billion, representing a $100 million upsize from the previously announced offering. Interest is payable on January 15 and July 15 of each year. The first interest payment will be made on July 15, 2020, and will consist of interest from closing to that date. The offering is expected to close on January 24, 2020, subject to customary closing conditions. The Company intends to use the net proceeds of the offering to refinance the Company’s $450 million in aggregate principal amount of 5 5/8% senior unsecured notes due January 2022 and $350 million in aggregate principal amount of 6 1/4% senior unsecured notes due March 2023 through tender offers or, if applicable, redemptions, and to pay tender premiums and fees and the fees and expenses related to the offering and for general corporate purposes, including repaying a portion of the borrowings outstanding under the Company’s senior secured credit facility. The new notes will be senior unsecured obligations of the Company and will be guaranteed on a senior unsecured basis by the Company’s existing subsidiaries and all of its future subsidiaries, with certain exceptions.

BofA Securities, Wells Fargo Securities, BMO Capital Markets, Goldman Sachs & Co. LLC, Barclays and Capitol One Securities are acting as joint book-running managers for the offering.

This offering is being made pursuant to an effective automatic shelf registration statement, including a base prospectus and a prospectus supplement related to the offering, previously filed by the Company with the Securities and Exchange Commission (“SEC”). Copies of the base prospectus and the prospectus supplement, when available, may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the base prospectus and the prospectus supplement may be obtained by contacting any of the joint book-running managers at:

BofA Securities NC1-004-03-43 200 North College Street 3rd floor Charlotte, NC 28255-0001 Attn: Prospectus Department 1-800-294-1322 dg.prospectus_requests@bofa.com	Wells Fargo Securities Attn: Client Support 608 2nd Avenue South Minneapolis, MN 55402 Email: wfscustomerservice@wellsfargo.com	BMO Capital Markets 3 Times Square, New York City, NY 10036 Attn: Sherman Lee sherman1.lee@bmo.com
Goldman Sachs & Co. LLC Prospectus Department 200 West Street, New York, NY 10282 telephone: 1-866-471-2526 facsimile: 212-902-9316 Prospectus-ny@ny.email.gs.com	Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 (888) 603-5847 barclaysprospectus@broadridge.com	Capital One Securities, Inc. 201 St. Charles Ave., Suite 1830 New Orleans, Louisiana 70170 Attention: Gabrielle Halprin

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.

This press release and any statements of intent contained herein do not constitute a notice of redemption under the applicable indenture, and the redemption of the existing notes, if any, is being or will be made only by and pursuant to the terms of the applicable notice of redemption.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future, are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, that our business plans may change as circumstances warrant and that the new notes may not ultimately be offered to the public and the existing notes may not be purchased because of general market conditions or other factors. General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of litigation and regulations, the suspension or discontinuance of share repurchases at any time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, the prospectus supplement and those set forth from time to time in other filings with the SEC. These documents are available through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contact:
Ron Hagood: (918) 858-5504 – RHagood@laredopetro.com